Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of DWS Income Trust (formerly Scudder Income Trust) on Form N-1A ("Registration Statement") of our report dated November 25, 2005 relating to the financial statements and financial highlights which appear in the September 30, 2005 Annual Report to Shareholders of the Scudder GNMA Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2006